Exhibit 10.26
SONDER HOLDINGS INC.

Outside Director Compensation Policy

This Outside Director Compensation Policy (the “Policy”) describes the cash compensation, grants of equity awards and other compensation or reimbursements (collectively, “Director Compensation”) to be provided to non-employee members of the Board of Directors (the “Board”) of Sonder Holdings Inc. (the “Company”). Non-employee members of the Board (the “Directors”) are referred to as “Outside Directors” in the Policy.

1.CASH COMPENSATION

a.Annual Cash Retainer. Each Outside Director will be paid a cash retainer of $65,000 per year.

b.Additional Annual Cash Retainers. Outside Directors who serve in the following roles will be paid the annual fees shown:

Board Chair:	$50,000
Audit Committee Chair:	$25,000
Compensation Committee Chair:	$20,000
Investment Committee Chair:	$20,000
Nominating and Governance Committee Chair:	$15,000

c.    Meeting Fees. To the extent the Board or any of its committees meets more than eight times per year, each Outside Director who attends such additional meeting(s) will be entitled to a fee of $1,500 per meeting (with no more than one meeting fee being paid per day).

d.    Payments. Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity for any portion of the Company’s immediately preceding fiscal quarter (“Fiscal Quarter”), and such payment will be made no later than 30 days following the end of that Fiscal Quarter.

An individual who has served as an Outside Director for only a portion of the relevant Fiscal Quarter will receive a prorated payment based on the number of days the individual served as an Outside Director during such Fiscal Quarter. Payment will be made only for periods after the Effective Date. Proration will apply for Fiscal Quarter that includes the Effective Date, with proration based on the number of days from the Effective Date to the end of the Fiscal Quarter that includes the Effective Date.

An Outside Director that is not independent in accordance with the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”) and the Securities and Exchange Commission (the “SEC”) will be paid fifty percent of the cash compensation such Outside Director would otherwise receive.

2.    EQUITY COMPENSATION

Outside Directors will automatically be granted Awards under the Company’s 2021 Equity Incentive Plan, as amended from time to time (the “Plan”), in accordance with the following rules:

a.No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards, except as otherwise provided in this Policy.

b.Annual Awards. On the first Trading Day immediately following each Annual Meeting of the Company’s stockholders (an “Annual Meeting”), each Outside Director (other than the Board Chair) automatically will be granted an award of Restricted Stock Units (an “Annual Award”) covering a number of Shares having a Value of $125,000, subject to the following: the first Annual Award granted to an Outside Director will have a Value equal to the product of (A) $125,000 multiplied by (B) a fraction, (i) the numerator of which is the number of calendar months (not to exceed 12) during the period commencing with (and including) the calendar month in which the individual first became an Outside Director and ending with (and including) the calendar month in which the first Annual Meeting following such calendar month occurs, and (ii) the denominator of which is 12. The Board Chair will be granted an Annual Award covering a number of Shares having a Value of $175,000, subject to the formula described above. Any fraction resulting from the Value calculation for any Annual Award will be rounded down to the nearest whole Share. Each Annual Award will be scheduled to vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the date of the next Annual Meeting following the grant date, in each case subject to the Outside Director continuing to be an Outside Director through the applicable vesting date.

c.Additional Terms of Equity Compensation. The terms and conditions of each Award will be as follows:

i.Each Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement approved by the Board or the Compensation Committee.

ii.The granting of each Award will be subject to the Company having (1) one or more effective Registration Statements on Form S-8 under the Securities Act (an “S-8”), covering the Plan and a sufficient number of Shares registered thereunder and available for issuance pursuant to such Award and (2) a sufficient number of Shares available for the issuance of all Awards issued on such date. To the extent that there is no effective S-8 available for use or there is an insufficient number of Shares available for the issuance of all Awards to be granted on such date, the issuance of such Awards will be automatically delayed until such time as there is an effective S-8 available and a sufficient number of Shares available.

iii.For purposes of this Policy, the “Value” of an Award means the grant date fair value as determined in accordance with U.S. generally accepted accounting principles, or such other methodology that the Board or any committee of the Board designated by the Board with appropriate authority (the “Designated Committee”), as applicable, may determine prior to the grant of the applicable Award becoming effective. “Value” for purposes of any cash payment shall equal the amount of the payment.

iv.Directors must comply with any applicable stock ownership guidelines.

v.An Outside Director that is not independent in accordance with the applicable rules of the Nasdaq and the SEC will be paid fifty percent of the equity compensation such Outside Director would otherwise receive.

d.Changes to the Policy and Discretionary Awards. The Board or the Designated Committee, as applicable and in its discretion, may, on a prospective basis, change the terms of Initial Awards and Annual Awards to be granted in the future under this Policy, including, without limitation, the number of Shares subject thereto and type of Award. Outside Directors will be eligible to be selected to receive each type of Award (other than Incentive Stock Options) available under the Plan. In addition to the Awards to Outside Directors granted automatically under the Policy, Outside Directors also will be eligible to be selected to receive discretionary Awards (other than Incentive Stock Options) as provided in the Plan.

3.    OTHER COMPENSATION AND BENEFITS

Outside Directors shall be eligible to receive such other compensation and benefits as may be determined by the Board or its Designated Committee, as applicable, from time to time. Such compensation or benefits may, in the discretion of the Board or its Designated Committee, be in lieu of, or in addition to, the compensation and benefits provided by the Policy.

4.    CHANGE IN CONTROL

In the event of a Change in Control, each Outside Director who is serving as such immediately prior to the Change in Control automatically will fully vest in his or her then-outstanding but unvested Awards.

5.    ANNUAL COMPENSATION LIMIT

The total compensation provided to an Outside Director during any Fiscal Year may not exceed $750,000 (determined based on the total Value of Awards, cash retainers and fees provided for such Fiscal Year (excluding reimbursements)). In the Fiscal Year containing an Outside Director’s Initial Start Date, such limit will be increased to $1,000,000. Any Awards or other compensation provided to an individual (a) for services as an Employee, or for services as a Consultant other than as an Outside Director, or (b) prior to the Effective Date, will be excluded for purposes of applying the above limit.

6.    TRAVEL EXPENSES

The Company will reimburse each Outside Director’s reasonable, customary, and properly documented, out-of-pocket travel expenses to attend meetings of the Board and any of its committees, as applicable. Reimbursements also will be subject to the Company’s additional travel policies as they may exist from time to time.

7.    CODE SECTION 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Code Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt or excepted from or otherwise comply with the requirements of Code Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company Group have any responsibility, liability or obligation to reimburse, indemnify, or hold harmless an Outside Director or any other person for any taxes imposed, or other costs incurred, as a result of Code Section 409A.

8.    DEFINED TERMS

Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Plan.

9.    TAXES

Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of Director Compensation received by such individual.

10.    OUTSIDE DIRECTORS ONLY

Any Director who also is an employee of the Company will not be eligible to receive compensation under this Policy. Any such employee-Director will not receive additional compensation (apart from normal employee compensation) for service on the Board.

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